Exhibit 2.1

AGREEMENT AND PLAN OF MERGER among COEUR MINING, INC. HOLLYWOOD MERGER SUB, INC., PARAMOUNT GOLD AND SILVER CORP. and PARAMOUNT NEVADA GOLD CORP. Dated as of December 16, 2014

i

Exhibit A – Form of Promissory Note
Exhibit B – Form of Separation Agreement
Exhibit C – Form of Certificate of Incorporation of the Surviving Corporation
Exhibit D – Form of Bylaws of the Surviving Corporation

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	5.2
Action	3.9
Adverse Recommendation Change	5.2
Affiliate	8.3
Agreement	Preamble
Alternative Acquisition Agreement	5.2
Anti-Takeover Statutes	3.22
Assets	3.18
Book-Entry Shares	2.3
Business Day	8.3
Canadian Antitrust Laws	3.5
Canadian Securities Documents	3.6
Canadian Securities Regulators	3.6
Certificate	2.3
Closing	1.2
Closing Date	1.2
Code	8.3
Company	Preamble
Company Board	Recitals
Company Breakup Fee	7.3
Company Bylaws	3.1
Company Charter	3.1
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Equity Plans	2.2
Company Expenses	7.3
Company Intellectual Property	3.21
Company Material Adverse Effect	8.3
Company Plans	3.11
Company Proxy Statement	5.4
Company SEC Documents	3.6
Company Stock Awards	3.2
Company Stock Option	2.2
Company Stock Plans	2.2
Company Stockholder Approval	3.4
Company Stockholders Meeting	5.4
Concession Contracts	3.20
Concession Properties	3.20
Confidentiality Agreement	5.7
Contract	8.3
Control	8.3

Defined Term	Section
DGCL	Recitals
Effective Time	1.3
Environmental Law	3.13
ERISA	3.11
Exchange Act	3.5
Exchange Agent	2.3
Exchange Fund	2.3
Exchange Ratio	2.1
Form S-1	5.6
Form S-4	5.4
GAAP	3.6
Governmental Entity	8.3
Hazardous Substance	3.13
HSR Act	3.5
Indebtedness	8.3
IRS	3.11
Knowledge	8.3
Law	8.3
Leased Properties	3.20
Liabilities	3.18
Liens	3.3
Material Contracts	3.15
Measurement Date	3.2
Merger	Recitals
Merger Consideration	2.1
Merger Consideration Closing Value	8.3
Merger Sub	Preamble
Mexican Antitrust Laws	3.5
Mexico Business	3.18
Nevada Business	3.18
NI 43-101	3.19
Outside Date	7.1
Owned Properties	3.20
Parent	Preamble
Parent Adverse Recommendation Change	5.3
Parent Board	4.3
Parent Canadian Securities Documents	4.5
Parent Common Stock	8.3
Parent Disclosure Letter	Article IV
Parent Expenses	7.3
Parent Material Adverse Effect	8.3
Parent Preferred Stock	4.2
Parent Proxy Statement 5	5.4
Parent SEC Documents	4.5
Parent Stockholder Approval	4.3

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Defined Term	Section
Parent Stockholders Meeting	5.4
Permits	3.10
Permitted Liens	3.17
Person	8.3
Promissory Note	Recitals
Property Acquisition Contracts 3.20	3.20
Property Leases	3.20
Related Parties	3.23
Related Party Transaction	3.23
RemainCo Entities	3.18
Representatives	5.2
Retained Assets	3.18
Retained Employees	3.18
Retained Liabilities	3.18
Return	8.3
Royalty Agreement	Recitals
San Miguel Assets	3.18
San Miguel Liabilities	3.18
San Miguel Project	3.18
San Miguel Technical Report	3.19
SEC	3.6
Securities Act	3.5
Separation Agreement	Recitals
Solvent	3.18
SpinCo	Preamble
SpinCo Entities	Preamble
Spin-Off	Recitals
Subsidiary	8.3
Superior Proposal	5.2
Surface Agreements	3.20
Surviving Corporation	1.1
Taxes	8.3
Voting and Support Agreement	Recitals
Water Rights	3.20

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 16, 2014, between COEUR MINING, INC., a Delaware corporation (“Parent”), HOLLYWOOD MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), PARAMOUNT GOLD AND SILVER CORP., a Delaware corporation (the “Company”), and PARAMOUNT NEVADA GOLD CORP., a British Columbia corporation and a wholly-owned Subsidiary of the Company (“SpinCo” and, together with each of its Subsidiaries, the “SpinCo Entities”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directed that this Agreement be submitted to the stockholders of the Company for adoption, and (c) recommended that the stockholders of the Company adopt this Agreement, in each case upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directed that this Agreement be submitted to Parent, the sole stockholder of Merger Sub, for adoption, and (c) recommended that Parent, the sole stockholder of Merger Sub, adopt this Agreement, in each case upon the terms and subject to the conditions set forth herein and in accordance with the DGCL;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently entered into voting and support agreements (each, a “Voting and Support Agreement”) pursuant to which each such stockholder has agreed, among other things, to vote its shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), in favor of the approval of this Agreement;

WHEREAS, for U.S. federal income Tax purposes, the Merger is intended to qualify as a “reorganization” under Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, Paramount Gold de Mexico S.A. de C.V., a wholly owned Subsidiary of the Company, Minera Gama S.A. de C.V., a wholly owned Subsidiary of the Company, and Coeur Mexicana S.A. de C.V., a wholly owned Subsidiary of Parent, are entering into a royalty agreement (the “Royalty Agreement”) regarding the San Miguel Project (as defined below); and

WHEREAS, immediately prior to the Effective Time and in the following order, (a) Parent will make a loan to the Company in the principal amount of $8,530,000, in the form attached hereto as Exhibit A (the “Promissory Note”), and the Company will contribute all of the proceeds of such loan to SpinCo as an equity contribution, (b) SpinCo will issue to Parent, in exchange for a cash payment by Parent in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, (c) SpinCo and the Company will enter into a separation and distribution agreement substantially in the form attached hereto as Exhibit B (the “Separation Agreement”), and (d), the Company will dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company (such transaction described in clauses (a) through (d) undertaken in accordance with the terms of this Agreement and the Separation Agreement, the “Spin-Off”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

ARTICLE I

 THE MERGER

SECTION 1.1       The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and thereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

SECTION 1.2      Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the New York offices of Gibson, Dunn & Crutcher LLP, or at such other date, time or place as is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to as the “Closing Date.”

SECTION 1.3       Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified in the certificate of merger.  The time the Merger becomes effective is referred to as the “Effective Time”.

SECTION 1.4      Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5      Certificate of Incorporation; Bylaws.  (a)  At the Effective Time, the certificate of incorporation of Merger Sub shall be amended so that it reads in its entirety as set forth in Exhibit C hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation.

(b)            At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub shall be amended so that they read in their entirety as set forth in Exhibit D hereto, and, as so amended, shall be the bylaws of the Surviving Corporation.

SECTION 1.6       Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7       Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE
 CONSTITUENT CORPORATIONS

SECTION 2.1       Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)            Each share of Company Common Stock held by the Company as treasury stock or held by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

(b)            Each share of Company Common Stock held by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

(c)            Each other share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and become exchangeable for 0.2016 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration and any other amounts, if any, to be paid in accordance with Section 2.3, without interest.

(d)            Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e)            The Merger Consideration shall be adjusted to fully reflect the appropriate effect of any stock split, reverse stock split, stock dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, or any reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, however, that no such adjustment shall be made with respect to the Spin-Off.

SECTION 2.2       Treatment of Options and Other Equity-Based Awards.  (a)  At the Effective Time, each option (each, a “Company Stock Option”) to purchase shares of Company Common Stock granted under the 2006/2007 Stock Incentive & Compensation Plan, the 2007/2008 Stock Incentive & Compensation Plan, the 2008/2009 Stock Incentive & Equity Compensation Plan or the 2011/2012 Stock Incentive & Equity Compensation Plan (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time (whether or not vested) shall be deemed fully vested and shall be cancelled in exchange for the right to receive shares of Parent Common Stock (without interest, and subject to deduction for any required withholding Tax, with cash being paid in lieu of issuing fractional shares of Parent Common Stock) with a value equal to the product of (i) the excess (if any) of the Merger Consideration Closing Value over the exercise price per share under such Company Stock Option and (ii) the number of shares subject to such Company Stock Option; provided, however, that (A) if the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration Closing Value, such Company Stock Option shall be cancelled without any payment being made in respect thereof, and (B) at the option of Parent, in lieu of paying all or a portion of the amounts due to a holder of Company Stock Options under this paragraph in shares of Parent Common Stock, Parent may substitute for such shares an equivalent amount in cash.  For purposes of the preceding sentence, the shares of Parent Common Stock to be issued to holders of Company Stock Options shall be deemed to have a value equal to the closing price of Parent Common Stock on the New York Stock Exchange on the first trading day immediately preceding the Closing Date.  Promptly following the Closing Date (and, in any event, within ten Business Days thereof), Parent shall (1) if any shares of Parent Common Stock are being issued to any holder of Company Stock Options, cause Parent’s transfer agent to issue such Parent Common Stock, and (2) if any cash payments are being made to any holder of Company Stock Options, cause the Company to process such payments through its payroll system.

(b)            The Company shall take all action necessary to ensure that, as of the Effective Time, the Company Stock Plans and any agreements thereunder and any other equity-based compensation or benefit plans (collectively, the “Company Equity Plans”) shall be terminated, and all Company Stock Options and all other equity-based awards shall be cancelled at the Effective Time.  After the Effective Time, no holder of a Company Stock Option or other equity-based award or any participant in any Company Equity Plan shall have any rights to acquire the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, or any other rights with respect thereto, except the right to receive the payments (if any) contemplated by this Section.

SECTION 2.3       Exchange of Company Common Stock.

(a)        Exchange Agent.  Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for Merger Consideration.

(b)            Deposit.  Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, shares of Parent Common Stock and cash in an amount equal to the aggregate Merger Consideration to be paid pursuant to this Article.  Following the Effective Time, Parent shall deposit with the Exchange Agent, when and as needed, cash in an amount sufficient to pay any dividends and other distributions pursuant to paragraph (h) below and cash in an amount sufficient for payments in lieu of fractional shares pursuant to paragraph (i) below.  All shares of Parent Common Stock and cash deposited with the Exchange Agent shall be referred to as the “Exchange Fund”.  The Exchange Agent shall deliver the Merger Consideration out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration and Parent shall promptly cause to be provided additional funds to the Exchange Agent in the amount of any such losses.  Any interest and other income resulting from such investments shall be the property of and paid to Parent.

(c)            Certificated Shares.  As soon as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of a certificate (a “Certificate”) representing shares of Company Common Stock as of the Effective Time which such shares of Company Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon receipt of the Certificates by the Exchange Agent) in such form as the Company and Parent may reasonably agree, including instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration.  Each holder of a Certificate that has been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of such Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock (if any) that such holder has the right to receive pursuant to this Article and (ii) cash in lieu of fractional shares in the amount (if any) that such holder has the right to receive pursuant to paragraph (i) below.

(d)            Uncertificated Shares.  Each holder of uncertificated shares of Company Common Stock (“Book-Entry Shares”) that have been converted into the right to receive the Merger Consideration will be entitled to receive in exchange therefor, without the submission of any letter of transmittal to the Exchange Agent, (i) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock (if any) that such holder has the right to receive pursuant to this Article and (ii) cash in lieu of fractional shares in the amount (if any) that such holder has the right to receive pursuant to paragraph (i) below.  Promptly after the Effective Time, and in any event not later than the fifth Business Day thereafter, Parent shall cause the Exchange Agent to issue and deliver to each holder of Book-Entry Shares such consideration.

(e)            No Interest.  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or dividends or distributions payable to former holders of Company Common Stock.  Until surrendered as contemplated by this Section, each Certificate and Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to paragraph (h) below and any cash in lieu of fractional shares payable pursuant to paragraph (i) below.

(f)            Other Payees.  If payment (whether in cash or Parent Common Stock) is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent and the Exchange Agent that such tax is not applicable.

(g)            No Further Transfers.  The Merger Consideration and other amounts payable pursuant to this Article shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.  After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law.  If, after the Effective Time, Certificates are presented to the Exchange Agent, Parent or the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article.

(h)            Dividends and Distributions.  No dividends or other distributions with respect to Parent Common Stock issued in the Merger shall be paid to the holder of any Company Common Stock until such Company Common Stock is exchanged as provided in this Section.  Following such exchange, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of such Parent Common Stock (i) at the time of such exchange, all dividends and other distributions, if any, payable in respect of any such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such exchange and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions, if any, payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such exchange.

(i)            Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in exchange of Company Common Stock, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock held at the Effective Time by such holder and rounded to five decimal places) pursuant to Section 2.1 by (ii) the closing price of Parent Common Stock on the New York Stock Exchange on the first trading day immediately preceding the Closing Date.

(j)            Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock underlying such lost instrument as contemplated by this Article.

(k)            Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock six months after the Closing Date shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock in accordance with this Article prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock as a general creditor thereof.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 2.4       Withholding Rights.  Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1      Organization, Standing and Power.  (a)  Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of this clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)            The Company has made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company Charter or Company Bylaws.

SECTION 3.2       Capitalization.  (a)  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock.  As of the close of business on December 15, 2014 (the “Measurement Date”), (i) 162,027,422 shares of Company Common Stock (excluding treasury shares and shares held by the Company’s Subsidiaries) were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by the Company’s Subsidiaries, and (iii) 6,108,662 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans (of which 5,697,500 shares were subject to outstanding Company Stock Options).

(b)            All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound.

(c)            Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.

(d)            Except as (i) set forth in paragraph (a) above, (ii) for capital stock of Subsidiaries of the Company owned by the Company or another wholly owned Subsidiary of the Company, and (iii) for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options listed in paragraph (a) above, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units or interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) restricted stock, subscriptions, options, warrants, calls or commitments with respect to, or Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(e)            There are no stockholder agreements, voting trusts, investor agreements, proxies or other Contracts to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase, transfer or other disposition of any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(f)            Section 3.2(f) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options and all other awards granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger.  Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code was qualified at the time it was issued.  The exercise price of each Company Stock Option was no less than the fair market value of the Company Common Stock as of the applicable date of grant of such Company Stock Option, as determined pursuant to the requirements of Section 409A of the Code, and no modifications have been made to the exercise price of each such Company Stock Option since the date of grant.  The Company Equity Plans permit the treatment of the Company Stock Awards contemplated by this Agreement, including the cancellation of all Company Stock Options at the Effective Time, the cash out of in-the-money Company Stock Options at the spread value thereof and the payment of no consideration with respect to out-of-the-money Company Stock Options.  The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all stock option agreements or other agreements evidencing outstanding Company Stock Awards.

SECTION 3.3       Subsidiaries.  Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation.  All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, and are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.  All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).

SECTION 3.4       Authority.  (a)  Each of the Company and SpinCo has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of the Company and SpinCo and the consummation by the Company and SpinCo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and SpinCo and no other corporate proceedings on the part of the Company or SpinCo are necessary to approve this Agreement or to consummate the Merger, the Spin-Off and the other transactions contemplated hereby, other than, in the case of the consummation of the Merger, the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).  This Agreement has been duly executed and delivered by each of the Company and SpinCo and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company and SpinCo, enforceable against the Company and SpinCo in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)            The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions, in each case in accordance with the DGCL, (i) determining that the terms of this Agreement, the Merger, the Spin-Off and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger and the Spin-Off, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger and the Spin-Off, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c)            The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the Merger, and no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of the Spin-Off or any of the other transactions contemplated hereby.

(d)            No holder of Company Common Stock is entitled to any rights of appraisal or dissent in connection with the Merger and the other transactions contemplated hereby, whether under Section 262 of the DGCL or otherwise.

SECTION 3.5       No Conflict; Consents and Approvals.  (a)  The execution, delivery and performance of this Agreement by each of the Company and SpinCo does not, and the consummation of the Merger, the Spin-Off and the other transactions contemplated hereby and compliance by the Company and SpinCo with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of:

(i)     the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company;

(ii)    subject to the governmental filings and other matters referred to in paragraph (b) below, any Law applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties may be bound, or any rule or regulation of the New York Stock Exchange, the Toronto Stock Exchange or any other exchange on which any of their shares are listed; or

(iii)   any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound.

(b)            No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company or SpinCo of the Merger, the Spin-Off and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the actions required by the Mexican Federal Law of Economic Competition (Ley Federal de Competencia Económica) (the “Mexican Antitrust Laws”), (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) and any other applicable U.S. or Canadian federal, state or provincial securities, takeover or “blue sky” laws or the rules of the New York Stock Exchange or the Toronto Stock Exchange, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) the filing of a listing application and associated documentation with respect to SpinCo with the NYSE MKT, the Toronto Stock Exchange or, with Parent’s prior written consent, such other exchange as reasonably determined by the Company, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  No filing or other action is required of the Company or any of its Subsidiaries under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or the Competition Act (Canada) (the “Canadian Antitrust Laws”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger, the Spin-Off and the other transactions contemplated hereby or compliance with the provisions hereof.  The aggregate book value of the assets in Canada of the Company and its Subsidiaries, and the gross revenues from sales in or from Canada generated from the assets in Canada of the Company and its Subsidiaries, all as determined in accordance with the Canadian Antitrust Laws, do not exceed CDN$82 million.

SECTION 3.6       Public Filings; Financial Statements.  (a)  The Company has filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the SEC by the Company since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”).  As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable federal securities Laws (including, in each case, the rules and regulations promulgated thereunder, such as Industry Guide 7), and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount).

(c)            Since June 30, 2014, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP or applicable Law.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(d)            Since December 31, 2012, the Company has maintained disclosure controls and procedures and internal controls over financial reporting, in each case sufficient to satisfy the requirements of the Exchange Act and other federal securities Laws.  The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  A true and complete copy of all such disclosures has been made available to Parent.

(e)            Since December 31, 2012, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries or to any Governmental Entity.

(f)            The Company has filed with or furnished to the securities commissions in the Provinces of British Columbia, Alberta and Ontario (the “Canadian Securities Regulators”) on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the Canadian Securities Regulators by the Company since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Canadian Securities Documents”).  As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Canadian Securities Documents complied in all material respects with the applicable requirements of Canadian securities Laws (including, in each case, the rules and regulations promulgated thereunder), and none of the Canadian Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since December 31, 2011, the Company has not filed any confidential material change report with any Canadian Securities Regulator, except for those reports that either (i) are no longer confidential or (ii) have been disclosed to Parent.

(g)            As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the SEC or the Canadian Securities Regulators with respect to the Company SEC Documents or Canadian Securities Documents.  To the Knowledge of the Company, none of the Company SEC Documents or Canadian Securities Documents is subject to ongoing review or outstanding SEC or Canadian Securities Regulator comment or investigation.

(h)            Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries.

(i)            The Company is in compliance in all material respects with the applicable rules and regulations of the New York Stock Exchange, the Toronto Stock Exchange and any other exchange on which its shares are listed.  The Company is not subject to the rules or regulations of the Deutsche Börse.

(j)            No Subsidiary of the Company is or has ever been required to file any form, report, schedule, statement or other document with the SEC or any Canadian Securities Regulator.

SECTION 3.7       No Undisclosed Liabilities.  Except for any liabilities or obligations with respect to Actions (which are not the subject of this Section), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2014 included in the Company SEC Documents filed prior to the date hereof, (b) for liabilities and obligations under Contracts included as exhibits in the Company SEC Documents filed prior to the date hereof, (c) for liabilities and obligations under this Agreement, and (d) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2014 that are not material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.8       Absence of Certain Changes or Events.  Since June 30, 2014 and through the date hereof:  (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

SECTION 3.9       Litigation.  As of the date hereof, there is no action, suit, claim, arbitration, investigation, inquiry or other proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such.  As of the Closing Date, there is no Action pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or that seeks material injunctive or other non-monetary relief.  Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any outstanding judgment, order, injunction, rule or decree, except for any such items that are not material to the Company and its Subsidiaries taken as a whole.  As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.10    Compliance with Laws.  The Company and each of its Subsidiaries are and, at all times since December 31, 2012 have been, in compliance in all material respects with all Laws applicable to their businesses, operations or properties.  Since December 31, 2012 through the date hereof, none of the Company or any of its Subsidiaries has received any notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations or properties.  The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, concessions, franchises, orders and other approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of (with or without notice or lapse of time or both) any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

SECTION 3.11    Benefit Plans.  (a)  Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), “multiemployer plan” (within the meaning of ERISA section 3(37)) and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries has had or has any present or future liability or with respect to which it is otherwise bound (collectively, the “Company Plans”).  With respect to each Company Plan, the Company has made available to Parent a true and complete copy thereof and, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan, and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b)            No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, no Company Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA), and neither the Company nor any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has any liability (direct or contingent) with respect to, and has never incurred any liability (director or contingent) with respect to, any employee benefit plan subject to Title IV of ERISA.  No Company Plan provides health or other welfare benefits to former employees of the Company or its Subsidiaries other than health continuation coverage pursuant to COBRA.

(c)            With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this paragraph (c), individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i)    each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of applicable Law, including ERISA and the Code, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii)   each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii)   there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions;

(iv)   neither the Company nor its Subsidiaries nor any of their Affiliates has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability; and

(v)   the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deductions, as a result of such administration and operation; and

(d)            None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, the acceleration of a payment or the vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).  None of the Company Plans or any other plan agreement or arrangement in effect immediately prior to the Closing could result separately or in the aggregate in connection with the transactions contemplated by this Agreement (either alone or in conjunction with any other event) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(e)            Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has complied in form and operation with the requirements of Section 409A of the Code.  No current or former employee, director or other service provider is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto.

SECTION 3.12    Labor Matters.  (a)  The Company and its Subsidiaries are and have been since December 31, 2012 in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, worker health and safety, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans.  From December 31, 2012 through the date hereof, there has not been nor, to the Knowledge of the Company, has there been threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b)            No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement.  As of the date hereof, to the Knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees.  As of the date hereof, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the Knowledge of the Company, no such matters are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority, or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c)            Each person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any of its Subsidiaries should have been properly classified as an employee under applicable law.

SECTION 3.13   Environmental Matters.  (a)  (i)  The Company and its Subsidiaries have conducted their respective businesses in compliance in all material respects with all applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all material Permits of all Governmental Entities and any other Person that are required to conduct the operations in which the Company is currently engaged under any Environmental Law; (iii) there has been no act or activity, including any release of any Hazardous Substance, taken by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any material remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) since December 31, 2012 through the date hereof, neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information from any Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, and, to the Knowledge of the Company, no investigation or proceeding is being undertaken by any Governmental Entity or any other Person that might give rise to the same; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in material violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any material liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the Knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under any Environmental Law; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any material liabilities relating to any Action, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)            “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)            “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

SECTION 3.14    Taxes.  (a)  Each of the Company and its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Entities all Returns required to be filed by it (taking into account for this purpose any extensions), and such Returns are true, correct and complete in all material respects.

(b)            Each of the Company and its Subsidiaries has timely paid all material Taxes that have become due and payable by it for all taxable periods ending on or before the date hereof.  The reserve for Tax liability (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents is sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company and its Subsidiaries.  All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by such financial statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s and its Subsidiaries’ operating results).

(c)            No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or a Subsidiary is or may be subject to taxation by, or required to file any Return in, that jurisdiction.

(d)            The statutes of limitations with respect to all U.S. income Tax Returns of the Company and its Subsidiaries through June 30, 2010 have expired.  There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of its Subsidiaries for any year.

(e)            None of the Company or any of its Subsidiaries is a party to any Action by any Governmental Entity in respect of any Tax, nor does the Company or its Subsidiaries have Knowledge of any pending or threatened Action by any Governmental Entity in respect of any Tax.

(f)            No Returns are the subject of an audit.  All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any Governmental Entity have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any Governmental Entity that reasonably could be expected to be asserted in any other period.  None of the Company or any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any Governmental Entity.

(g)            There are no Tax Liens on the properties of the Company or any of its Subsidiaries other than Liens for Taxes not yet past due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(h)            None of the Company or any of its Subsidiaries is a party to any Contract providing for the allocation, indemnification or sharing of Taxes.

(i)             None of the Company or any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which was the Company).  None of the Company or any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise.

(j)             None of the Company or any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws for any taxable period (or portion thereof) ending after the Closing Date by reason of a change in accounting method or otherwise for a taxable period ending on or prior to the Closing Date.  None of the Company or any of its Subsidiaries has taken any action that could defer a liability for Taxes from any taxable period ending on or prior to the Closing Date to any taxable period (or portion thereof) ending after the Closing Date.

(k)            None of the Company or any of its Subsidiaries has engaged in any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) or Section 6111 of the Code or any analogous provisions of state or local Law.  Each of the Company and its Subsidiaries has disclosed on its federal Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l)            None of the Company or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 3.15    Contracts.  (a)  Section 3.15 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound (such Contracts required to be so listed, the “Material Contracts”):

(i)   any Contract that would be required to be filed by the Company as an exhibit to a registration statement on Form S-1 or an annual report on Form 10-K filed by the Company;

(ii)   any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated hereby, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated hereby, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of analogous rights;

(iii)  any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement;

(iv)  any Contract evidencing or relating to Indebtedness;

(v)  any Contract pursuant to which the Company or any of its Subsidiaries acquired, holds or disposed of any interest (whether in fee, a leasehold, a concessions or otherwise) in real property in Mexico, or any rights to explore, mine or otherwise extract minerals, ore, metals or other substances in Mexico, including any Contract relating to the San Miguel Project, any Surface Agreement and any Property Lease;

(vi)  any Contract involving the acquisition or disposition, directly or indirectly, of any Person or substantially all of the assets thereof;

(vii)  any Contract that by its terms provides for the aggregate payment or receipt by the Company and its Subsidiaries of more than $100,000 over the remaining term of such Contract;

(viii)  any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(ix)   any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or investment in, or loan to, any Person (other than the Company and its Subsidiaries);

(x)   any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer, or direct or indirect stockholder, of the Company or any of its Subsidiaries, on the other hand, excluding any Company Plan;

(xi) any Contract with any Governmental Entity;

(xii)   any Contract that requires a notice or consent in connection with the transactions contemplated hereby, or that otherwise contains a provision relating to “change of control” or “assignment by operation of law” or an analogous provision, or that would otherwise reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated hereby; and

(xiii)   any Contract that is otherwise material to the Company and its Subsidiaries, taken as a whole.
(b)            (i) Each Material Contract is valid and binding on the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor, as of the date hereof, has the Company or any of its Subsidiaries received any notice of any such material default, event or condition.  The Company has made available to Parent true and complete copies of all Material Contracts.

SECTION 3.16    Insurance.  (a)  Section 3.16(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  As of the date hereof, no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

(b)            Section 3.16(b) of the Company Disclosure Letter sets forth the premiums paid by the Company for directors’ and officers’ liability insurance for the three most recent annual periods of such policy.

SECTION 3.17    Personal Property.  The Company or one of its Subsidiaries has good and valid title to or, in the case of leased property, a valid leasehold interest in all personal property (whether tangible or intangible) reflected on the June 30, 2014 consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents filed prior to the date hereof, and to all such property acquired by the Company and its Subsidiaries thereafter, in each case, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens with respect to amounts not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the properties to which they relate (the items listed in clauses (i) through (iii), “Permitted Liens”).

SECTION 3.18    Spin-Off.  (a)  For purposes of this Agreement:

(i)  “RemainCo Entities” means (a) the Company and (b) all Subsidiaries of the Company that are not directly or indirectly owned by SpinCo.

(ii)   The following terms shall have the meanings ascribed to them in the form of Separation Agreement attached hereto as Exhibit B:

(A)  “Assumed Liabilities”

(B)   “Liabilities”

(C)   “Mexico Business”

(D)   “Nevada Business”

(E)   “Retained Assets”

(F)   “Retained Employees”

(G)   “Retained Liabilities”

(H)   “San Miguel Assets”

(I)    “San Miguel Liabilities”

(J)    “San Miguel Project”

(K)   “Transferred Assets”

(b)            Ownership of San Miguel.  The San Miguel Project, the San Miguel Assets, and the San Miguel Liabilities are, and will be immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, owned and held exclusively by the RemainCo Entities.

(c)            No Shared Assets or Liabilities.  Except as set forth on Section 3.18(c) of the Company Disclosure Letter, none of the Transferred Assets are used or held for use in connection with the Mexico Business, and none of the Retained Liabilities have arisen in connection with the Nevada Business.  Except as set forth on Section 3.18(c) of the Company Disclosure Letter, none of the Retained Assets are used or held for use in connection with the Nevada Business, and none of the Assumed Liabilities have arisen in connection with the Mexico Business.

(d)            No Liabilities from the Nevada Business.  Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, the RemainCo Entities will not have any Liabilities directly or indirectly related to, or arising out of, the Nevada Business.

(e)            Sufficiency of Assets.  Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, the Retained Assets will be sufficient for the RemainCo Entities to carry on the Mexico Business in relation to the San Miguel Project after the Closing in substantially the same manner as they conducted the Mexico Business in relation to the San Miguel Project before the Closing.

(f)            Complete Separation.  Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, except for this Agreement and the Separation Agreement, (i) the RemainCo Entities will owe no obligations or Liabilities to the SpinCo Entities and the SpinCo Entities will owe no obligations or Liabilities to the RemainCo Entities, and (ii) there will be no Contracts between any RemainCo Entity, on the one hand, and any SpinCo Entity, on the other hand.

(g)            Employee Liabilities.  Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, the RemainCo Entities will have no employees who are employed primarily in connection with the Nevada Business, and no Liabilities related to employees or employee-benefits for employees who are or were employed primarily in connection with the Nevada Business.

(h)            Sufficient Surplus.  On the Closing Date, the Company will have a sufficient surplus, as determined in accordance with Section 170 of the DGCL, to consummate the Spin-Off in accordance with this Agreement and the Separation Agreement.

(i)             Solvency.  Immediately after giving effect to the Spin-Off and the other transactions contemplated by this Agreement and the Separation Agreement to occur in connection with the Spin-Off (including the incurrence of indebtedness under the Promissory Note and the contribution of the proceeds thereof by the Company to SpinCo), each of SpinCo and the Company will be Solvent.  “Solvent” means that, as of any date of determination and with respect to any Person, (i) the amount of the “fair saleable value” of the assets of such Person and its wholly owned Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of such Person and its wholly owned Subsidiaries, taken as a whole, including contingent liabilities, as such quoted terms are generally understood in accordance with applicable federal Law governing the insolvency of debtors; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business; and (iii) such Person will be able to pay its debts, including contingent liabilities, as they mature.

SECTION 3.19    San Miguel Technical Report.  (a)  Section 3.19(a) of the Company Disclosure Letter includes a true and complete copy of the current technical report commissioned by the Company with respect to the San Miguel Project (the “San Miguel Technical Report”).  The San Miguel Technical Report was prepared in accordance with and conforms with the requirements of all applicable Laws and guidelines, including Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), and contains all scientific and technical information that is required to be disclosed therein to make such report not misleading.  The information provided by the Company and its Subsidiaries to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of the San Miguel Technical Report was complete and accurate in all material respects at the time such information was furnished.  To the Knowledge of the Company, the projected production and financials results relating to the San Miguel Project included in the San Miguel Technical Report are reasonable.  Since August 22, 2014, there has been no reduction in the measured, indicated or inferred mineral resource estimates of the San Miguel Project from the mineral resource estimates disclosed in the San Miguel Technical Report, other than reductions that in the aggregate are de minimis, nor has there occurred any other event, change, circumstance, occurrence, effect or state of facts that would reasonably be expected to require a material revision or change to any of the other information set forth in the San Miguel Technical Report or that would otherwise require an updated technical report to be prepared or filed under NI 43-101.  The Company has timely filed the San Miguel Technical Report with the applicable Canadian Securities Regulators, and each such filing was made in compliance with all Laws applicable thereto.

(b)            The Company has made available to Parent true and complete copies of all technical and exploration information and data relating to the San Miguel Project that is within its possession or control, including all geological, geophysical and geochemical information and data, all drill sample and assay results, all maps, technical reports and feasibility studies, and other similar reports, studies and information concerning the San Miguel Project.  The Company has the right to use all such information and data, and the Company and its Subsidiaries have not breached any obligation of confidentiality in favor of any third Person by disclosing such information and data to Parent.

SECTION 3.20    San Miguel Mining Rights and Real Property.  (a)  Section 3.20(a)(i) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all surface lands, concession rights and mineral lands owned in fee by the Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Owned Properties”) and the associated Contracts pursuant to which the Company and its Subsidiaries acquired such ownership (the “Property Acquisition Contracts”).  Section 3.20(a)(ii) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all surface lands, concession rights and mineral lands in which the Company or any of its Subsidiaries has a leasehold or subleasehold interest and forming part of the San Miguel Project (the “Leased Properties”) and the associated Contracts pursuant to which the Company and its Subsidiaries hold such rights (the “Property Leases”).  Section 3.20(a)(iii) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all other mineral concessions, mining concessions, millsites and other concessions, claims and other rights to explore for, develop, mine, produce or save any minerals, ore, metals or other substances held by Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Concession Properties”) and the associated licenses, permits and Contracts pursuant to which the Company and its Subsidiaries hold or acquired such rights (the “Concession Contracts”).  Section 3.20(a)(iv) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all water rights, water permits and related applications, whether certificated or not, held by Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Water Rights”).  Section 3.20(a)(v) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all surface agreements and other analogous agreements with owners of surface lands, held by Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Surface Agreements”).

(b)            Except for any rights acquired after the date hereof, the Owned Properties, the Leased Properties and the Concession Properties listed in the Company Disclosure Letter constitute all of the properties forming part of the San Miguel Project over which the Company and its Subsidiaries have any right to engage in exploration, mine development, construction or operation, or extraction or exploitation of minerals, ore, metals or other substances.

(c)            Except as set forth in Section 3.20(c) of the Company Disclosure Letter, with respect to each Owned Property, each Leased Property and each Concession Property, to the extent applicable:

(i)   the Company and its Subsidiaries collectively own all of the undivided legal and beneficial interests in and to the fee simple estate of such Owned Property, the leasehold or subleasehold estate of such Leased Property, and, subject to the limitations set forth in paragraph (f) below, the vested property interests in the possession of such Concession Property for mining and milling purposes, and have all surface rights, access rights and other rights and interests relating thereto necessary for the Company and its Subsidiaries to conduct their business as currently conducted, and there are no restrictions that preclude or restrict the ability of the Company and its Subsidiaries to do the same;

(ii)  to the extent any rights with respect thereto were issued by a Governmental Entity, such rights were properly granted by such Governmental Entity, are valid and enforceable and are properly held by the Company and its Subsidiaries;

(iii)  the Company and its Subsidiaries have made all filings, notices and recordations and paid all fees and Taxes required with respect thereto, and such property or right has been properly located and is otherwise in good standing under applicable Law;

(iv)  no Person (other than the Company and its Subsidiaries) holds any right, title, royalty, interest, right of first refusal, back-in right, purchase option, joint development option or other analogous right, interest or benefit with respect thereto;

(v)  the Company and its Subsidiaries have the exclusive and quiet possession of, and the exclusive right to enter into and upon, and to hold and enjoy, such property or right for their own use and benefit without any interruption of or by any other Person;

(vi)  no such property or right is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed;

(vii)  neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or any third Person of any abandonment or forfeiture of, or revocation or intention to revoke any, of the Company’s and its Subsidiaries’ rights or interests with respect to such property or right;

(viii)  all plants, structures, roads, processing facilities, mills, leaching facilities and other buildings, fixtures and improvements located on such property are currently being maintained by the Company on a “care and maintenance” basis in accordance in all material respects with customary mining practices (and the Company and its Subsidiaries do not own or lease any such items except those located on the Owned Properties, Leased Properties and Concession Properties);

(ix)  there are no Liens or other rights or claims of any third Person on or affecting such property or right, or conflicting with the rights of the Company and its Subsidiaries with respect to such property or right, except for (A) Liens for current Taxes, assessments and governmental charges or levies not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens with respect to amounts not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (C) zoning restrictions and other analogous limitations imposed by any Governmental Entity having jurisdiction over real property, (D) with respect to any Leased Property, the rights of the owner of such property under the associated Property Lease or with respect to any Concession Property subject to a Concession Contract or any Owned Property subject to a Property Acquisition Contract, the rights of the counterparty to any such contract, (E) Liens of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of analogous social security, and (F) rights reserved to or vested in any Governmental Entity to control or regulate any interest in the properties in any manner, and all laws, rules and regulations of any Governmental Entity; and

(x)  there are no Actions or disputes pending or, to the Knowledge of the Company, threatened regarding such property or right or the Company’s and its Subsidiaries’ rights with respect thereto.

(d)            With respect to each Owned Property, the Company and its Subsidiaries have good and marketable title in fee simple to such property and, if located in Mexico, duly registered title in the corresponding public registry that is enforceable against third parties.  (i) Each Property Acquisition Contract, to the extent not expired in accordance with its terms, is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under each Property Acquisition Contract; and (iii) there is no material default under any Property Acquisition Contract by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition.  The Company has made available to Parent true and complete copies of all Property Acquisition Contracts.

(e)            With respect to each Leased Property, the Company and its Subsidiaries have good and marketable leasehold or subleasehold title to such property.  (i) Each Property Lease, including each subleased lease, is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under each Property Lease and each subleased lease; and (iii) there is no material default under any Property Lease or subleased lease by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition.  The Company has made available to Parent true and complete copies of all Property Leases.

(f)            With respect to each Concession Property and each mining concession that is a Leased Property, (i) all mining claims were properly laid out and monumented; (ii) all required location and validation work has been properly performed; (iii) all required location notices and certificates were properly drafted and have been duly and timely recorded and filed with appropriate Governmental Entities; (iv) all location fees, mining claim rental fees, and mining claim maintenance fees required to hold each such Concession Property or leased mining claim and maintain it in good standing have been paid; (v) all affidavits of payment of maintenance fees or notices of intent to hold and other filings required to maintain such Concession Property or leased mining claim in good standing have been properly drafted and have been duly and timely recorded or filed with the appropriate Governmental Entities; (vi) neither the Company nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with location and maintenance requirements for such Concession Property or leased mining claim and (vii) neither the Company nor any of its Subsidiaries has Knowledge of any conflicting mining claims.  To the extent applicable, (A) each Concession Contract is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under each Concession Contract; and (iii) there is no material default under any Concession Contract by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition.  The Company has made available to Parent true and complete copies of all Concession Contracts.

(g)            With respect to each Water Right, the Company has made all filings and proofs necessary to maintain such Water Right in good standing.

(h)            With respect to each Surface Agreement, (i) such agreement is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under such agreement; and (iii) there is no material default under such agreement by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition.  The Company has made available to Parent true and complete copies of all Surface Agreements.

(i)            None of the parcels of Owned Property, Leased Property or Concession Property have any agrarian history.  Each parcel of Owned Property, Leased Property and Concession Property is free from any agrarian contingency, including any controversies with ejido members or the Mexican National Agrarian Registry (Registro Agrario Nacional).

SECTION 3.21    Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same) all trademarks (whether registered or unregistered), servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets and other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claim by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) no Person is infringing, misappropriating or diluting any Company Intellectual Property; (e) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any Subsidiaries’ rights or obligations under, any Contract under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

SECTION 3.22    State Takeover Statutes.  The resolutions of the Company Board referred to in Section 3.4 are sufficient to render Section 203 of the DGCL inapplicable to Parent and Merger Sub and to this Agreement, the Merger and the other transactions contemplated hereby.  No other “moratorium,” “fair price,” “business combination,” “affiliated transactions,” “control share acquisition” or similar provision of any state anti-takeover law (collectively, the “Anti-Takeover Statutes”) is applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.  There is no stockholder rights plan, “poison pill”, anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

SECTION 3.23    Related Party Transactions.  Except for those Material Contracts listed in Section 3.15(a)(x) of the Company Disclosure Letter and any Company Plan listed on Section 3.11(a) of the Company Disclosure Letter, no present or former director, officer, stockholder or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (collectively, the “Related Parties”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties, or has any interest in any property owned or leased by the Company or any of its Subsidiaries (including any Owned Property, Leased Property or Concession Property).  Section 3.23 of the Company Disclosure Letter describes in reasonable detail all transactions between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, entered into or consummated since December 31, 2012 through the date hereof, excluding the payment of compensation or benefits to Related Parties in their capacity as directors or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice (any such transaction, a “Related Party Transaction”).  Each Related Party Transaction, as of the time it was entered into and as of the time of any amendment or renewal thereof, contained such terms, provisions and conditions as were at least as favorable to the Company and its Subsidiaries as would have been obtainable by the Company and its Subsidiaries in a similar transaction with an unaffiliated third Person.

SECTION 3.24    Brokers.  No broker, investment banker, financial advisor or other Person, other than Scotia Bank (USA) Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.  The Company has furnished to Parent a true and complete copy of any Contract between the Company and Scotia Bank (USA) Inc. pursuant to which Scotia Bank (USA) Inc. could be entitled to any payment from the Company relating to the transactions contemplated hereby.

SECTION 3.25    Opinion of Financial Advisor.  The Company has received the opinion of Scotia Bank (USA) Inc., as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration, together with the Spin-Off, is fair, from a financial point of view, to the holders of shares of Company Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
 PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1       Organization, Standing and Power.  (a)  Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of this clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            Parent has made available to the Company true and complete copies of each of Parent’s and Merger Sub’s certificate of incorporation and bylaws, and each as so delivered is in full force and effect.  Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws.

SECTION 4.2       Capitalization.  (a)  The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”).  As of the close of business on the Measurement Date, (i) 103,435,204 shares of Parent Common Stock (excluding treasury shares and shares held by Parent’s Subsidiaries) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury and no shares of Parent Common Stock were held by Parent’s Subsidiaries, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) no shares of Parent Preferred Stock were held by Parent in its treasury and no shares of Parent Preferred Stock were held by Parent’s Subsidiaries, (v) 2,348,409 shares of Parent Common Stock were reserved for issuance pursuant to equity-based compensation or benefit plans of Parent, (vi) 856,504 shares of Parent Common Stock were reserved for issuance pursuant to outstanding 3.25% convertible senior notes of Parent, (vii) 1,588,768 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants of Parent, and (viii) no shares of Parent Preferred Stock were reserved for issuance.

(b)            All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of the DGCL, the certificate of incorporation or bylaws of Parent, or any Contract to which Parent is a party or is otherwise bound.

(c)            Except as (i) set forth in paragraph (a) above and (ii) for changes since the close of business on the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units or interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls or commitments with respect to, or Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock or other voting securities or equity interests of Parent, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(d)            The shares of Parent Common Stock to be issued pursuant to the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of the DGCL, the certificate of incorporation or bylaws of Parent, or any Contract to which Parent is a party or is otherwise bound.

(e)            The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are owned by Parent.

SECTION 4.3       Authority.  (a)  Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than (i) in the case of the consummation of the Merger, the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, and (ii) the approval of the issuance of Parent Common Stock as Merger Consideration by the holders of at least a majority of the shares of Parent Common Stock represented and voting on the matter at the Parent Stockholders Meeting, as required by Section 312.03 of the New York Stock Exchange Listed Company Manual (the “Parent Stockholder Approval”).  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)            The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held at which all directors were present, duly and unanimously adopted resolutions (a) approving this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directing that the issuance of Parent Common Stock contemplated by this Agreement be submitted to the stockholders of Parent for approval, and (c) recommending that the stockholders of Parent approve the issuance of Parent Common Stock contemplated by this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)            The board of directors of Merger Sub, acting via written consent, duly and unanimously adopted resolutions, in each case in accordance with the DGCL, (a) approving and declaring advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directing that this Agreement be submitted to Parent, the sole stockholder of Merger Sub, for adoption, and (c) recommending that Parent, the sole stockholder of Merger Sub, adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d)            The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock or other securities required in connection with the Merger, and no vote of the holders of any class or series of Parent’s capital stock or other securities is required in connection with the consummation of the other transactions contemplated hereby.

SECTION 4.4       No Conflict; Consents and Approvals.  (a)  The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or rights of Parent and Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of:

(i)  the certificate of incorporation or bylaws of Parent or Merger Sub;

(ii)  subject to the governmental filings and other matters referred to in paragraph (b) below, any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties may be bound, or any rule or regulation of the New York Stock Exchange; or

(iii)  any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties may be bound.

(b)            No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the actions required by Mexican Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act or the Exchange Act and any other applicable U.S. or Canadian federal, state or provincial securities, takeover or “blue sky” laws or the rules of the New York Stock Exchange, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) a filing of a notice of investment with the Director of Investments in accordance with the Investment Canada Act (Canada), and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  No filing or other action is required of Parent or Merger Sub under the HSR Act or the Canadian Antitrust Laws in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, the Spin-Off and the other transactions contemplated hereby or compliance with the provisions hereof.

SECTION 4.5       Public Filings; Financial Statements.  (a)  Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”).  As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable federal securities Laws (including, in each case, the rules and regulations promulgated thereunder), and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount).

(c)            Parent has filed with or furnished to the Canadian Securities Regulators on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the Canadian Securities Regulators by Parent since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent Canadian Securities Documents”).  As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Parent Canadian Securities Documents complied in all material respects with the applicable requirements of Canadian securities Laws (including, in each case, the rules and regulations promulgated thereunder), and none of the Parent Canadian Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since December 31, 2011, Parent has not filed any confidential material change report with any Canadian Securities Regulator, except for those reports that either (i) are no longer confidential or (ii) have been disclosed to the Company.

(d)            Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

SECTION 4.6       Absence of Certain Changes or Events.  Since September 30, 2014 and through the date hereof, except as disclosed in the Parent SEC Documents filed prior to the date hereof: (a) Parent and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change, event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.7       Reorganization.  Neither Parent nor Merger Sub has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 4.8       Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

SECTION 4.9       Litigation.  As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, except for Actions that are not material to Parent and its Subsidiaries taken as a whole.  As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is subject to any outstanding judgment, order, injunction, rule or decree, except for any such items that are not material to Parent and its Subsidiaries taken as a whole.  As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.10    No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, that would be required under GAAP to be recorded or reflected on a balance sheet of Parent, except (a) to the extent accrued or reserved against in the consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2014 included in the Parent SEC Documents filed prior to the date hereof, (b) for liabilities and obligations under Contracts included as exhibits in the Parent SEC Documents filed prior to the date hereof, (c) for liabilities and obligations under this Agreement, and (d) for liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.11    Brokers.  No broker, investment banker, financial advisor or other Person, other than Raymond James, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

 COVENANTS

SECTION 5.1       Conduct of Business of the Company.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise expressly required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, rights and properties, keep its properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with Persons having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent, to:

(a)            (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (A) dividends by a wholly owned Subsidiary of the Company to its parent and (B) dividends of the stock of SpinCo made in accordance with the terms hereof, (ii) purchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) except as contemplated by Section 3.2(f) of the Company Disclosure Letter with respect to the adjustment to the strike prices of Company Stock Options as a result of the Spin-Off, split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or any outstanding options, warrants, or rights to acquire any such stock or other equity interests, or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)            issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Common Stock, including pursuant to Contracts as in effect on the date hereof; provided, that the foregoing shall not prohibit the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the Measurement Date in accordance with their terms as in effect on the date hereof;

(c)            amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(d)            directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, (ii) any property or rights therein that would be an Owned Property, a Leased Property or a Concession Property if existing on the date hereof, or (iii) any assets that are otherwise material to the Company and its Subsidiaries;

(e)            except for the Royalty Agreement, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its properties or rights (including any Owned Property, any Leased Property and any Concession Property) or any interest therein;

(f)            adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)            (i) incur, create, assume or otherwise become liable for, or prepay prior to maturity, any Indebtedness, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h)            incur or commit to incur any capital expenditure or authorization or commitment with respect thereto not provided for in the budget set forth on Section 5.1(h) of the Company Disclosure Letter;

(i)             (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such items (A) in the ordinary course of business consistent with past practice, (B) that are not material to the Company or any of its Subsidiaries, or (C) as required by their terms as in effect on the date of this Agreement, (ii) cancel any Indebtedness owed to the Company or any of its Subsidiaries, or (iii) waive, release or transfer any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise) of material value that are owed to the Company or any of its Subsidiaries;

(j)             (i) modify, amend, terminate, cancel or extend any Material Contract (including any Property Lease or Surface Agreement), or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract, except, in each of clauses (i) and (ii), (A) with respect to any such Contract that will be a Contract solely of the SpinCo Entities after consummation of the Spin-Off and (B) with respect to any modification or amendment that is immaterial in its terms and effect;

(k)            enter into any transaction or take any action that, if entered into prior to the date hereof, would be a Related Party Transaction, or amend, waive, modify or terminate any existing Related Party Transaction;

(l)             (i) commence any Action (excluding any Action against Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby), or (ii) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby, but excluding any such Action filed by the Company against Parent or Merger Sub);

(m)            change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(n)            settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election or take any material position on any Tax Return filed on or after the date of this Agreement or change any method of accounting for Tax purposes;

(o)            change its fiscal year;

(p)            (i) except with respect to pay increases awarded prior to the date hereof and listed on Section 5.1(p) of the Company Disclosure Letter, grant or pay to any current or former director, officer, stockholder, employee, consultant or independent contractor any increase in compensation, bonus or other benefits, or grant or pay to any such Person any type of compensation or benefits not previously paid to such Person, or grant or pay any bonus of any kind to any such Person, (ii) grant or pay to any current or former director, officer, stockholder, employee, consultant or independent contractor any severance, change in control, retention, termination or analogous pay or benefits, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including any Company Stock Options, restricted stock, stock appreciation rights, performance units or other stock-based or stock-related awards, or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other analogous Contract or (vi) enter into any Contract that would be a Company Plan if existing as of the date hereof, or otherwise adopt any new employee benefit or compensation plan or arrangement, or amend, modify or terminate any existing Company Plan;

(q)            renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit the operations of the Company or any of its Subsidiaries;

(r)            except to the extent required by the fiduciary duties of the Company Board under Delaware Law and as otherwise in compliance with Section 5.2, waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(s)            enter into any new line of business outside of its existing business; or

(t)            authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

SECTION 5.2       No Solicitation; Recommendation of the Merger by the Company Board.  (a)  The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, consultant, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing.  The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations (if any) with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished (and shut down any “dataroom” or analogous access to information) with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement.  Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (I) or (II) below would constitute a breach of its fiduciary duties under Delaware Law, then the Company may (I) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing a standstill provision and other terms that are at least as favorable to the Company as those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (II) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b)            Neither the Company Board nor any committee thereof shall:

(i)  (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger, the Spin-Off or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal, or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this paragraph (b)(i), an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, binding term sheet or other Contract (excluding a confidentiality agreement described in clause (I) of paragraph (a) above) (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties under Delaware Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section, make an Adverse Recommendation Change in response to a Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal unless:

(i)  the Company notifies Parent in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents; and

(ii) if Parent makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change would result in a breach of its fiduciary duties under Delaware Law.

During the five Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, the Company shall negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c)            In addition to the obligations of the Company set forth in paragraphs (a) and (b) above, the Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written agreement or other materials provided by such Person.  The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such indication, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to paragraphs (a) or (b) above and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)            The Company agrees that any violation of the restrictions set forth in this Section by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e)            The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section, and represents that neither it nor any of its Subsidiaries is a party to any such agreement as of the date hereof.

(f)            The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions of any Anti-Takeover Statute or otherwise cause such restrictions not to apply to such Person, or agree to do any of the foregoing.

(g)            Nothing contained in this Section shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e–2(a), Rule 14d–9 or Item 1012(a) of Regulation M–A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d–9(f) promulgated under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

(h)            For purposes of this Agreement:

(i)  “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate (or would reasonably be expected to generate, if in operation) 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii)  “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal”, references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “75%”.

SECTION 5.3       Recommendation of the Stock Issuance by the Parent Board.  Neither the Parent Board nor any committee thereof shall withdraw (or modify or qualify in any manner adverse to the Company) (a) the adoption, approval, recommendation or declaration of advisability by the Parent Board or any such committee of the issuance of Parent Common Stock contemplated by this Agreement, or (b) resolve, agree or publicly propose to take any such actions (each such action set forth in this paragraph, a “Parent Adverse Recommendation Change”).

SECTION 5.4       Preparation of Proxies Statements and Form S-4; Company Stockholders Meeting; Parent Stockholders Meeting.

(a)            Company Proxy Statement.  As promptly as practicable after the date of this Agreement, the Company shall (i) prepare (with Parent’s reasonable cooperation) and file with the SEC and all applicable Canadian Securities Regulators and stock exchanges a proxy statement (as amended or supplemented from time to time, and together with the form of proxy, the “Company Proxy Statement”) to be sent to the stockholders of the Company relating to a special meeting of the stockholders of the Company (the “Company Stockholders Meeting”) to be held to consider the approval of this Agreement and (ii) in consultation with Parent, set a record date for the Company Stockholders Meeting and commence a broker search pursuant to Rule 14a–13 under the Exchange Act in connection therewith.

(b)            Parent Proxy Statement.  As promptly as practicable after the date of this Agreement, Parent shall (i) prepare (with the Company’s reasonable cooperation) and file with the SEC and all applicable Canadian Securities Regulators and stock exchanges a proxy statement (as amended or supplemented from time to time, and together with the form of proxy, the “Parent Proxy Statement”) to be sent to the stockholders of Parent relating to a special meeting of the stockholders of Parent (the “Parent Stockholders Meeting”) to be held to consider the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement and (ii) in consultation with the Company, set a record date for the Parent Stockholders Meeting and commence a broker search pursuant to Rule 14a–13 under the Exchange Act in connection therewith.

(c)            Form S-4.  As promptly as practicable after the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Company Proxy Statement and the Parent Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger.

(d)            Provision of Information.  Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act, and to have the Company Proxy Statement and the Parent Proxy Statement cleared of all SEC (and, as applicable, stock exchange) comments, as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby.  Each of Parent and the Company shall furnish to the other the information relating to it and its officers, directors and Affiliates required by the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement, Parent Proxy Statement or Form S-4, as applicable.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(e)            Accuracy of Company Information.  The Company shall ensure that (i) none of the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy Statement, Parent Proxy Statement or Form S-4 will, at the time the Company Proxy Statement, Parent Proxy Statement or Form S-4 is filed, at the time of any amendment or supplement thereto, at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Company Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement thereto or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) the Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act; provided, however, that the foregoing shall not apply with respect to statements included or incorporated by reference in the Form S-4 or the Company Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

(f)            Accuracy of Parent Information.  Parent shall ensure that (i) none of the information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement, Parent Proxy Statement or Form S-4 will, at the time the Company Proxy Statement, Parent Proxy Statement or Form S-4 is filed, at the time of any amendment or supplement thereto, at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Parent Proxy Statement will not, at the time it is first mailed to Parent’s stockholders, at the time of any amendment or supplement thereto or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (iii) the Form S-4 (excluding the Company Proxy Statement included therein) will not, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto, at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iv) the Form S-4 (excluding the Company Proxy Statement included therein) will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act; provided, however, that the foregoing shall not apply with respect to statements included or incorporated by reference in the Form S-4 or the Parent Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

(g)            Correction of Information.  If, at any time prior to the Effective Time, any information relating to the Company or Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Company Proxy Statement, Parent Proxy Statement or Form S-4 so that such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or that is otherwise required under the Securities Act or the Exchange Act to be included therein, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company and Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(h)            Right of Review.  No filing of, or amendment or supplement to, the Company Proxy Statement, Parent Proxy Statement or Form S-4 (including any exhibits thereto) will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon.  Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of (i) the time when the Form S-4 has become effective, (ii) the issuance of any stop order, (iii) the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger, (iv) any oral or written request by the SEC for amendment of the Company Proxy Statement, Parent Proxy Statement or the Form S-4, or (v) any comments by the SEC or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.

(i)             Company Stockholder Meeting.  As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company shall (i) duly call, give notice of, convene and hold the Company Stockholders Meeting and (ii) cause the Company Proxy Statement to be mailed to the Company’s stockholders.  The Company Stockholders Meeting shall be called solely for purposes of obtaining the Company Stockholder Approval and, without the prior written consent of Parent or as required by Law, no other matter shall be considered by the stockholders of the Company thereat.  The Company shall use its reasonable best efforts to ensure that the Company Stockholder Meeting is held on the same day as the Parent Stockholder Meeting.

(j)             Parent Stockholder Meeting.  As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Parent shall (i) duly call, give notice of, convene and hold the Parent Stockholders Meeting and (ii) cause the Parent Proxy Statement to be mailed to Parent’s stockholders.  The Parent Stockholders Meeting shall be called solely for purposes of obtaining the Parent Stockholder Approval and, without the prior written consent of the Company or as required by Law, no other matter shall be considered by the stockholders of Parent thereat.  Parent shall use its reasonable best efforts to ensure that the Parent Stockholder Meeting is held on the same day as the Company Stockholder Meeting.

(k)             Recommendation of Company Board.  Except in the case of an Adverse Recommendation Change permitted by Section 5.2, the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, and (ii) include such recommendation in the Company Proxy Statement.

(l)             Recommendation of Parent Board.  Parent, through the Parent Board, shall (i) recommend to its stockholders that they approve the issuance of Parent Common Stock contemplated by this Agreement, and (ii) include such recommendation in the Parent Proxy Statement.

(m)           Force the Vote.  Without limiting the generality of the foregoing, each of the Company and Parent agrees that its obligations pursuant to this Section (including its obligations to hold the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company, Parent or any other Person of any Acquisition Proposal, or the making of an Adverse Recommendation Change or a Parent Adverse Recommendation Change.

SECTION 5.5       Cooperation with Spin-Off Activities.  Each of the Company and SpinCo shall and shall cause its Subsidiaries to reasonably cooperate with Parent in connection with all aspects of the Spin-Off, including by providing drafts of all Contracts and filings related thereto to Parent for Parent’s review and comment a reasonable period of time in advance of their execution or filing.  Each of the Company and SpinCo shall not and shall cause its Subsidiaries not to execute any such Contracts or file any such filings without Parent’s prior written consent, which shall not be unreasonably withheld (provided, that Parent’s consent shall not be required in connection with any such Contract that will be a Contract solely of the SpinCo Entities after consummation of the Spin-Off).  Notwithstanding the foregoing, the Company and SpinCo shall have the right, without Parent’s prior written consent, to: (a) merge SpinCo into its direct Subsidiary, and (b) merge SpinCo into a newly formed Delaware corporation, in each case as part of the Spin-Off transaction.

SECTION 5.6       Preparation of Form S-1; Consummation of the Spin-Off.

(a)            Form S-1.  As promptly as practicable after the date of this Agreement, (i) SpinCo shall prepare (with Parent’s reasonable cooperation) and file with the SEC a registration statement under the Securities Act on Form S-1 (as amended or supplemented from time to time, the “Form S-1”) to register its shares of common stock in the Spin-Off, (ii) in consultation with Parent, the Company shall set a record date for the Spin-Off, and (iii) the Company and SpinCo shall, in consultation with Parent, establish any appropriate procedures to be used by the Company or SpinCo or the holders of Company Common Stock in connection with the Spin-Off.

(b)            Provision of Information.  SpinCo shall use its reasonable best efforts to have the Form S-1 declared effective under the Securities Act, and to have the Form S-1 cleared of all SEC comments, as promptly as practicable after such filing and to keep the Form S-1 effective as long as is necessary to consummate the Spin-Off and the other transactions contemplated hereby.  Each of SpinCo, the Company and Parent shall furnish to the other the information relating to it and its officers, directors and Affiliates required by the Securities Act and the rules and regulations promulgated thereunder to be set forth in the Form S-1.  SpinCo and the Company shall also take any action required to be taken under any applicable state or foreign securities or “blue sky” laws in connection with the Spin-Off.

(c)            Accuracy of SpinCo and Company Information.  SpinCo and the Company shall ensure that (i) none of the information supplied by or on behalf of SpinCo or the Company for inclusion or incorporation by reference in the Form S-1 will, at the time the Form S-1 is filed with the SEC, at the time of any amendment or supplement thereto, or at the time the Form S-1 (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Form S-1 will not, at the time the Form S-1 is filed with the SEC, at the time of any amendment or supplement thereto, or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) the Form S-1 will comply as to form in all material respects with the provisions of the Securities Act.

(d)            Correction of Information.  If, at any time prior to the Effective Time, any information relating to SpinCo, the Company or Parent or any of their respective Affiliates, officers or directors, should be discovered by SpinCo, the Company or Parent that should be set forth in an amendment or supplement to the Form S-1 so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or that is otherwise required under the Securities Act to be included therein, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(e)            Right of Review.  No filing of, or amendment or supplement to, the Form S-1 (including any exhibits thereto) will be made by SpinCo without providing Parent a reasonable opportunity to review and comment thereon.  Each of SpinCo and the Company will advise Parent promptly after it receives oral or written notice of (i) the time when the Form S-1 has become effective, (ii) the issuance of any stop order, (iii) the suspension of the qualification of SpinCo common stock issuable in connection with the Spin-Off, (iv) any oral or written request by the SEC for amendment of the Form S-1, or (v) any comments by the SEC or requests by the SEC for additional information, and will promptly provide Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.

(f)            Stock Exchange Listing.  Each of SpinCo and the Company shall use its reasonable best efforts to cause the shares of SpinCo common stock to be distributed in the Spin-Off to be approved for listing on the NYSE MKT or the Toronto Stock Exchange (or, with Parent’s prior written consent, such other exchange as reasonably determined by the Company) prior to consummation of the Spin-Off.

(g)            Third Person Consents.  Without limiting the generality of the parties’ obligations in Section 5.8, each of SpinCo and the Company shall use its reasonable best efforts, after having consulted with Parent, to promptly give notice to or procure the consent of any third Person that is entitled to notice, or whose consent to assignment (or waiver thereof) is required, in connection with the consummation of the Spin-Off.  Notwithstanding the foregoing, neither the Company nor SpinCo shall be required in connection with obtaining the consent of any third Person that is not a Governmental Entity to agree to (i) the payment of any consideration (monetary or otherwise) to such third Person, (ii) the concession or provision of any right to such third Person, or (iii) the amendment or modification in any manner adverse to the Company or SpinCo or any of their respective Affiliates of any Contract with such Person.

(h)            Governance of SpinCo.  Prior to consummation of the Spin-Off, the Company and SpinCo shall take all necessary actions so that as of the consummation of the Spin-Off (i) the directors and executive officers of SpinCo shall be those described in the Form S-1 (unless otherwise agreed by the Company and SpinCo, with the prior written consent of Parent); and (ii) SpinCo shall have such other officers as SpinCo’s board of directors shall appoint.

(i)            Distribution Agent.  If necessary or desirable, prior to consummation of the Spin-Off, the Company and SpinCo shall appoint a third party bank, trust company or transfer agent (reasonably acceptable to Parent) to act as distribution agent in connection with the Spin-Off.

(j)            Consummation of the Spin-Off.  On the Closing Date, immediately prior to the Effective Time and in the following order:

(i)   Each of Parent and the Company shall execute the Promissory Note and consummate the transactions contemplated thereby.  The Company shall use all proceeds under the Promissory Note to make an equity contribution in SpinCo.

(ii)   SpinCo shall issue to Parent, in exchange for a cash payment by Parent in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance.

(iii)  SpinCo and the Company shall enter into the Separation Agreement and consummate the transactions contemplated thereby.

(iv)  The Company shall dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company.

The Company shall consummate the Spin-Off in compliance with all applicable Laws.

SECTION 5.7       Access to Information; Confidentiality.  (a)  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent:  (a) a copy of each report, schedule, registration statement, filing, notice and other document filed or received by it during such period pursuant to the requirements of federal or state securities, mining, land use or real property Law and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law.

(b)            All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of November 12, 2014 (the “Confidentiality Agreement”).  No investigation pursuant to this Section or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.8       Efforts to Consummate the Merger and Spin-Off.  (a)  Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (under Law or otherwise) in order to consummate the Merger, the Spin-Off and the other transactions contemplated by this Agreement at the earliest practicable date, including by using and by causing its Affiliates to use its and their reasonable best efforts to:

(i)   prepare and file all forms, registrations and notices required under, and seek any consents, authorizations or other approvals required under, any Law or by any Governmental Entity in connection with the Merger, the Spin-Off and the other transactions contemplated hereby;

(ii)  provide as promptly as possible all information and documentary materials that may be requested pursuant to Mexican Antitrust Law;

(iii)  obtain all required consents, approvals or waivers from any third Person, including as required under any Contract;

(iv)  vigorously defend all Actions and other proceedings challenging this Agreement or the Merger or other transactions contemplated hereby;

(v)  resolve all objections asserted with respect to this Agreement or the Merger or other transactions contemplated hereby under any Law; and

(vi)  prevent the entry of, and have vacated, lifted, reversed or otherwise overturned (including by pursuing all avenues of appeal) any judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Merger, the Spin-Off or other transactions contemplated hereby.

Without limiting the generality of the foregoing, each of the parties shall prepare and file as promptly as practicable as (and in any event no later than the 5th Business Day hereafter) an appropriate Combination Notice pursuant to the terms set forth in the Mexican Antitrust Laws.

(b)            Subject to applicable Law relating to the exchange of information, the parties shall keep each other reasonably apprised of the status of the matters addressed in this Section and shall cooperate with each other in connection with such matters, including by:

(i)  cooperating with each other in connection with filings or other written submissions required or advisable under any Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities.  To the extent permitted by Law, each party shall be given a reasonable opportunity to review and comment on any filing or other written materials being submitted to any Governmental Entity before submission, and the submitting party shall give reasonable and good faith consideration to any comments made by the other party; provided, however, that either party may limit disclosure of any sensitive business information exchanged pursuant to this paragraph (b) (including contents of draft or final copies of submissions) to the other party’s outside counsel;

(ii)  furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law;

(iii)  promptly notifying each other of any material communications from or with any Governmental Entity with respect to the Merger, the Spin-Off or other transactions contemplated by this Agreement and ensuring to the extent permitted by Law and the applicable Governmental Entity that each of the parties has the opportunity to attend any meeting or phone call with or other appearance before any Governmental Entity;  provided, however, that either party may limit attendance at such meeting or phone call to outside counsel of the other party;

(iv)  consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity; and

(v)  without prejudice to any rights of any party, consulting and cooperating in all respects in defending all Actions and other proceedings challenging this Agreement or the Merger or other transactions contemplated hereby under any Antitrust Law

(c)            In furtherance and not in limitation of the foregoing, the Company shall permit Parent to participate in the defense and settlement of any Action relating to this Agreement, the Merger, the Spin-Off or the other transactions contemplated hereby, and neither the Company nor any Affiliate thereof shall settle or compromise any such Action without Parent’s prior written consent.

(d)            Notwithstanding anything to the contrary herein, Parent shall control the defense and settlement of all litigation initiated against Parent, the Parent Board or any of its or their Representatives, and shall be permitted to settle any such litigation in its sole discretion.

(e)            Notwithstanding anything to the contrary herein, Parent shall not be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require or result in the sale, divestiture or other direct or indirect disposition of the Company or any of its Subsidiaries, any part of the San Miguel Project, or any asset or business of Parent or any of its Subsidiaries, or (ii) limit Parent’s or any of its Affiliates’ freedom of action with respect to, or its or their ability to retain, consolidate or control, the Company or any of its Subsidiaries, any part of the San Miguel Project, or any asset or business of Parent or any of its Affiliates.

(f)            Notwithstanding anything to the contrary herein, no party shall be required in connection with obtaining the consent of any third Person that is not a Governmental Entity to agree to (i) the payment of any consideration (monetary or otherwise) to such third Person, (ii) the concession or provision of any right to such third Person, or (iii) the amendment or modification in any manner adverse to the Company, Parent or any of their respective Affiliates of any Contract with such Person.

SECTION 5.9       Takeover Laws.  The Company and the Company Board shall (a) take no action to cause any Anti-Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Anti-Takeover Statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Anti-Takeover Statute with respect to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.10    Notification of Certain Matters.  The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party or any of its Representatives from any Governmental Entity in connection with the transactions contemplated hereby, (b) any notice or other communication received by such party or any of its Representatives from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s Knowledge, threatened which relates to the transactions contemplated hereby, or (d) any event, change, circumstance, occurrence, effect or state of facts (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate, (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant hereof, or (iii) that results or would reasonably be expected to result in any failure of any condition set forth in Article VI; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.11    Indemnification, Exculpation and Insurance.  (a)  Parent and Merger Sub agree that all rights to indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company as provided in the Company Charter or Company Bylaws or those Contracts listed on Section 5.11 of the Company Disclosure Letter, in each case, as in effect on the date of this Agreement, for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect in accordance with their terms with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.  Notwithstanding the foregoing, in the event that the Surviving Corporation sells or transfers all or substantially all of its assets, Parent shall cause the purchaser or transferee to assume the Surviving Corporation’s obligations under this Section (or shall provide that Parent or a Subsidiary of Parent that is no less creditworthy than the Surviving Corporation assume such obligations) and shall promptly notify the Company in writing of any such assumption.

(b)            Prior to the Closing, Parent shall purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its directors, officers and other Persons who are currently covered by the existing directors’ and officers’ liability insurance coverage maintained by the Company in a form reasonably acceptable to Parent that shall provide such directors, officers and other Persons with coverage for six years following the Closing Date of not less than the existing coverage amount and have other terms not materially less favorable in the aggregate to the insured Persons in comparison to the Company’s existing insurance coverage; provided, that in no event shall Parent be obligated to pay in excess of the amount set forth on Section 5.11 of the Company Disclosure Letter for such tail policy.

(c)            The provisions of this Section shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

SECTION 5.12    Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.13    Public Announcements.  Unless and until an Adverse Recommendation Change or Parent Adverse Recommendation Change has occurred, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other analogous public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any other analogous public statement prior to such consultation, except as may be required by applicable Law, court process or rule or regulation of the NYSE.

SECTION 5.14    Section 16 Matters.  Prior to the Effective Time, the parties hereto shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b–3 under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual (if any) who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately following the Effective Time to be exempt under Rule 16b–3 promulgated under the Exchange Act.

SECTION 5.15    Director Shares in Subsidiaries.  With respect to any Subsidiary of the Company that is not directly or indirectly wholly owned by the Company because one or more of such Subsidiary’s directors or officers owns equity in such Subsidiary, the Company shall, upon or prior to the Closing, cause each such director or officer to transfer such equity to a Person designated by Parent.

ARTICLE VI

 CONDITIONS PRECEDENT

SECTION 6.1       Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party at or prior to the Effective Time of the following conditions:

(a)            Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)            Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

(c)            Antitrust.  The authorization from the Mexican Federal Economic Competition Commission related to the transactions contemplated hereby shall have been obtained.

(d)            No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(e)            Stock Exchange Listing.  The shares of Parent Common Stock issuable to the stockholders of the Company as provided for in Article II shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f)            Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated.

(g)            Form S-1.  The Form S-1 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-1 shall have been issued and no proceedings for that purpose shall have been initiated.

(h)            Spin-Off.  The Spin-Off shall have been consummated.

SECTION 6.2       Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Sections 3.1 (Organization, Standing and Power), 3.2 (Capitalization), 3.4 (Authority), 3.5(a)(i) (No Conflict; Consents and Approvals), 3.6 (Public Filings; Financial Statements), 3.10 (Compliance with Laws), 3.18 (Spin-Off), 3.19 (San Miguel Technical Report), 3.20 (San Miguel Mining Rights and Real Property), 3.24 (Brokers), and 3.25 (Opinion of Financial Advisor) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and each of the remaining representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)            Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)            Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)            No Litigation.  There shall not be pending or threatened in writing any Action by any Governmental Entity, or by any other Person having a reasonable likelihood of success, that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated hereby, or (ii) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock (or shares of capital stock of the Surviving Corporation).

(e)            Officers’ Certificate.  Parent shall have received a certificate signed by the chief executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b), (c) and (d) above.

(f)            Tax Opinion.  Parent shall have received two written tax opinions of Gibson, Dunn & Crutcher LLP, tax counsel to Parent (or such other nationally recognized tax counsel reasonably satisfactory to Parent), one dated as of the date the Form S-4 is declared effective and the second dated as of the Closing Date, in each case based on the facts, representations, assumptions and exclusions set forth or described therein, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering each such opinion, such counsel shall be entitled to rely upon representation letters from each of Parent and the Company, in each case, in form and substance reasonably satisfactory to such counsel.

SECTION 6.3       Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties.  (i) Each of the representations and warranties of Parent and Merger Sub set forth in Sections 4.1 (Organization, Standing and Power), 4.2 (Capitalization), 4.3 (Authority), 4.4(a)(i) (No Conflict; Consents and Approvals), 4.5 (Public Filings; Financial Statements) and 4.11 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and each of the remaining representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)            Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)            Absence of Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)            Officers’ Certificate.  The Company shall have received a certificate signed by an officer of Parent certifying as to the matters set forth in paragraphs (a), (b) and (c) above.

(e)            Tax Opinion.  The Company shall have received two written tax opinions of LeClairRyan, A Professional Corporation, tax counsel to the Company (or such other nationally recognized tax counsel reasonably satisfactory to the Company), one dated as of the date the Form S-4 is declared effective and the second dated as of the Closing Date, in each case based on the facts, representations, assumptions and exclusions set forth or described therein, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering each such opinion, such counsel shall be entitled to rely upon representation letters from each of the Company and Parent, in each case, in form and substance reasonably satisfactory to such counsel.

ARTICLE VII

 TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1       Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub, and any termination by the Company also being effective termination by SpinCo):

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company:

(i)   if the Merger shall not have been consummated on or before September 30, 2015 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this paragraph (b)(i) shall not be available to any party who is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii)  if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (b)(ii) shall have complied in all material respects with its obligations under Section 5.8;

(iii)  if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; or

(iv)  if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the issuance of Parent Common Stock pursuant to this Agreement was taken;

(c)            by Parent:

(i)   if the Company or SpinCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.4(i) or (k), as to which Section 7.1(c)(ii) shall apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured by the later of (1) the Outside Date and (2) 60 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)   if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to publicly reaffirm its recommendation of the Merger within five Business Days after the date any Acquisition Proposal or any material modification thereto is publicly announced or otherwise sent or given to the Company’s stockholders upon a request to do so by Parent, (C) the Company shall have breached or failed to perform any of its obligations set forth in Section 5.2 or 5.4(i) or (k), or (D) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions;

(d)            by the Company:

(i)  if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.3 or 5.4(j) or (l), as to which Section 7.1(d)(ii) shall apply), or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured by the later of (1) the Outside Date and (2) 60 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (d)(i) if the Company or SpinCo is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if Parent or Merger Sub shall have breached or failed to perform any of its obligations set forth in Section 5.3 or 5.4(j) or (l)

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

SECTION 7.2       Effect of Termination.  In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, the Company or SpinCo, provided, that:

(a)            the Confidentiality Agreement (other than the standstill provision thereof) and the following Sections of this Agreement shall survive the termination hereof:  Sections 3.24 (Brokers), 4.11 (Brokers), 5.7(b) (Confidentiality), 5.13 (Public Announcements), this Section, Section 7.3( Fees and Expenses), 7.4 (Liquidated Damages for Certain Breaches by Parent); 7.5 (Amendment or Supplement), 7.6 (Extension of Time; Waiver) and Article VIII (General Provisions);  and

(b)            except to the extent provided in Section 7.4, no such termination shall relieve any party from any liability or damages resulting from a pre-termination breach of any of its representations, warranties, covenants or agreements in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

SECTION 7.3       Fees and Expenses.  (a)  Except as otherwise provided in this Section, all fees and expenses incurred in connection with this Agreement, the Merger, the Spin-Off and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)            In the event that:

(i)   (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (b)(iii) or by Parent pursuant to Section 7.1(c)(i), and (C) within 12 months after the date of such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal (which such transaction is subsequently consummated), or recommends or submits an Acquisition Proposal to its stockholders for approval (which such transaction is subsequently consummated), or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

(ii)  this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii);

then, in any such event, the Company shall pay to Parent a fee of $5,000,000 (the “Company Breakup Fee”) less the amount of Parent Expenses previously paid to Parent (if any), it being understood that in no event shall the Company be required to pay the Company Breakup Fee on more than one occasion.

(c)            In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) under circumstances in which the Company Breakup Fee is not then payable, then the Company shall reimburse Parent and its Affiliates for all of their actual documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $1,500,000.

(d)            In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv) or by the Company pursuant to Section 7.1(d)(i), then Parent shall reimburse the Company and its Affiliates for all of their actual documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with this Agreement and the transactions contemplated hereby (the “Company Expenses”), up to a maximum amount of $1,500,000.

(e)            Payment of the Company Breakup Fee shall be made by wire transfer of immediately available funds to the account designated by Parent (i) upon consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Company Breakup Fee payable pursuant to Section 7.3(b)(i), or (ii) as promptly as reasonably practicable after termination (and, in any event, within five Business Days thereof), in the case of a Company Breakup Fee payable pursuant to Section 7.3(b)(ii).  Payment of the Parent Expenses shall be made by wire transfer of same day funds to the accounts designated by Parent within five Business Days after the Company’s having been notified of the amounts thereof by Parent.

(f)            Payment of the Company Expenses shall be made by wire transfer of same day funds to the accounts designated by the Company within five Business Days after Parent having been notified of the amounts thereof by the Company.

(g)            Each party acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.  Accordingly, if any party fails promptly to pay any amounts due pursuant to this Section, and, in order to obtain such payment, the other party commences a suit that results in a judgment against defaulting party, the defaulting party shall pay to other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(h)            The Company Breakup Fee, Parent Expenses and Company Expenses are not liquidated damages, and payment thereof shall not relieve any party from any liability or damage resulting from a breach of this Agreement.

(a)            Liquidated Damages for Certain Breaches by Parent.  In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then Parent shall pay to the Company $5,000,000 as liquidated damages.  The Company’s and SpinCo’s sole remedy for any breach of this Agreement by Parent or Merger Sub of Section 5.3 or 5.4(l), and the Company’s and SpinCo’s sole monetary remedy for any breach of this Agreement by Parent or Merger Sub of Section 5.4(j), shall be such liquidated damages and, upon payment thereof, Parent and Merger Sub shall not have any further liability or obligation to the Company or SpinCo or their stockholders relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, whether in equity or at law, in contract, in tort or otherwise.  The foregoing shall not limit the Company’s right to specific performance of Section 5.4(j), to the extent provided in Section 8.10.

SECTION 7.5       Amendment or Supplement.  This Agreement may be amended, modified or supplemented at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval by the stockholders of the Company or Parent without such further approval.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

SECTION 7.6       Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval by the stockholders of the Company or Parent without such further approval.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1       Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

SECTION 8.2       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, Merger Sub or the Surviving Corporation, to:

Coeur Mining, Inc.
 104 S. Michigan Ave., Suite 900
Chicago, Illinois 60603
Attention:     Mitchell Krebs, President and Chief Executive Officer, and  Casey M. Nault, Vice President, General Counsel and  Secretary
Facsimile:       (312) 489-5899
E-mail:                 MKrebs@coeur.com; CNault@coeur.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:      Steven R. Shoemate
Facsimile:       212.351.5316
E-mail:               sshoemate@gibsondunn.com

if to Company or SpinCo, to:

Paramount Gold and Silver Corp.
665 Anderson Street
Winnemucca, Nevada 89445
Attention:      Christopher Crupi, Chief Executive Officer
Facsimile:       613.226.5106
E-mail:               CCrupi@paramountgold.com

with a copy (which shall not constitute notice) to:

LeClairRyan
1037 Raymond Boulevard, 16th Floor
Newark, NJ 07102
Attention:      James T. Seery
Facsimile:       973.491.3415
E-mail:                james.seery@leclairryan.com

SECTION 8.3       Certain Definitions.  For purposes of this Agreement:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

“Code” means the Internal Revenue Code of 1986.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (b) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the RemainCo Entities, taken as a whole, or (c) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger, the Spin-Off or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clauses (a) and (b) only, the determination of a Company Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact:  (i) changes or conditions generally affecting the mining or precious metals industries, (ii) changes or conditions generally affecting the U.S. economy or financial or securities markets, (iii) changes in regulatory and political conditions, (iv) the outbreak or escalation of war or acts of terrorism, (v) changes in Law or GAAP since the date of this Agreement, and (vi) natural disasters; provided, further, that, with respect to clauses (i) through (vi), such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to the Company and its Subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account).

“Contract” means any contract, agreement, commitment or other legally binding instrument, understanding or arrangement, whether written or oral.

“Control” (including the terms “Controlled” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any federal, state, provincial, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including any stock exchange.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under installment sale contracts, (e) all guarantees and arrangements (including collateral arrangements) having the economic effect of a guarantee by such Person of any Indebtedness of any other Person, and (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Christopher Crupi, Carlo Buffone and Glen Van Treek, and any fact or matter which any such person would reasonably be expected to discover or otherwise become aware after due inquiry concerning the relevant matter, and (b) with respect to Parent or Merger Sub, the actual knowledge of Mitchell Krebs, Peter Mitchell and Frank Hanagarne Jr., and any fact or matter which any such person would reasonably be expected to discover or otherwise become aware after due inquiry concerning the relevant matter.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity, whether domestic or foreign.

“Merger Consideration Closing Value” means the (a) the closing price of Parent Common Stock on the New York Stock Exchange on the first trading day immediately preceding the Closing Date, multiplied by (b) the Exchange Ratio.

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Merger, the Spin-Off or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, the determination of a Parent Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact:  (i) changes or conditions generally affecting the mining or precious metals industries, (ii) changes or conditions generally affecting the U.S. economy or financial or securities markets, (iii) changes in regulatory and political conditions, (iv) the outbreak or escalation of war or acts of terrorism, (v) changes in Law or GAAP since the date of this Agreement, and (vi) natural disasters; provided, further, that, with respect to clauses (i) through (vi), such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to the Parent and its Subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Return” means any return, declaration, report, claim for refund, statement, information statement and other document relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Taxes” means:  (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

SECTION 8.4        Interpretation.  When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require.  The Company Disclosure Letter, Parent Disclosure Letter and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to any Law include references to any associated rules, regulations and official guidance with respect thereto.  References to a Person are also to its predecessors, successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America.  References to “days” mean calendar days unless otherwise specified.  Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.  The information and disclosures contained in any section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be disclosed and incorporated by reference in and with respect to the corresponding Section of this Agreement and to all additional Sections of Articles III or IV of this Agreement, as applicable, to the extent the applicability of such information and disclosure to such additional Sections of Articles III or IV is reasonably apparent on its face.  References to the “transactions contemplated by this Agreement” or words of similar import shall refer to all transactions contemplated by this Agreement and the Exhibits attached hereto, including the Merger, the Spin-Off and the funding of SpinCo.

SECTION 8.5        Entire Agreement.  This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

SECTION 8.6        No Third Party Beneficiaries.  (a)  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except that, following the Effective Time, Section 5.11 shall be enforceable as set forth therein.

(b)            The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.7       Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

SECTION 8.8       Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 8.9       Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10     Specific Performance.  The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that (other than with respect to the breach of Sections 5.3 or 5.4(l) by Parent, for which liquidated damages are the sole and exclusive remedy of the Company and SpinCo as provided in Section 7.4) each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 8.11    Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12     Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARAMOUNT GOLD AND SILVER CORP.,

By:	/s/ Christopher Crupi
Name: Christopher Crupi
Title: President and Chief Executive Officer

PARAMOUNT NEVADA GOLD CORP.,

By:	/s/ Christopher Crupi
Name: Christopher Crupi
Title: President and Chief Executive Officer

COEUR MINING, INC.,

By:	/s/ Mitchell J. Krebs
Name: Mitchell J. Krebs
Title: President and Chief Executive Officer

HOLLYWOOD MERGER SUB, INC.,

By:	/s/ Mitchell J. Krebs
Name: Mitchell J. Krebs
Title: President

[Signature Page to Merger Agreement]

Exhibit A to Merger Agreement

Form of Promissory Note

Exhibit B to Merger Agreement

Form of Separation Agreement

Exhibit C to Merger Agreement

Form of Certificate of Incorporation of the Surviving Corporation

Exhibit D to Merger Agreement

Form of Bylaws of the Surviving Corporation